                                                                  EXHIBIT 10.43

                                FIRST AMENDMENT
                         TO LOAN AND SECURITY AGREEMENT


         This First Amendment To Loan And Security Agreement (the "First Amendment") dated as of December 31, 2002, is entered into by and among Bell Microproducts Inc., a California corporation ("Borrower Agent"), Bell Microproducts - Future Tech, Inc., a California corporation ("Future Tech"), Rorke Data, Inc., a Minnesota corporation ("Rorke"), Bell Microproducts Canada - Tenex Data ULC, a Nova Scotia unlimited liability company ("Tenex", and together with Borrower Agent, Future-Tech, and Rorke individually, a "Borrower" and collectively, "Borrowers"), Bell Microproducts Canada Inc., a California corporation ("Guarantor"), the financial institutions from time to time parties to the Loan Agreement (as defined below) as lenders (each individually, a "Lender" and collectively, "Lenders") and Congress Financial Corporation (Western) in its capacity as administrative, collateral and syndication agent for Lenders (in such capacity, "Administrative Agent"), with reference to the following facts:

                                    RECITALS

         A. Lenders are extending various secured financial accommodations to Borrowers upon the terms of that certain Loan and Security Agreement dated as of May 14, 2001 (the "Loan Agreement").

         B. Lenders wish to extend various secured financial accommodations to Total Tec Systems, Inc. upon the same terms of the Loan Agreement.

         C. Borrowers, Lenders and Administrative Agent desire to amend the Loan Agreement upon the terms and conditions set forth herein.

                                    AMENDMENT

         NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, Borrowers, Lenders and Administrative Agent hereby agree as follows:

1. Defined Terms. Unless otherwise specified herein, any capitalized terms defined in the Loan Agreement shall have the same respective meanings as used herein.

         (a) The definition of "Borrower" as set forth in Section 1.12 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

             "'Borrower' or 'Borrowers' shall have the meaning set forth in the introductory paragraph hereof and shall also mean Total Tec, once the conditions set forth in Section 4.3 hereof are met."

         (b) The definition of "Borrowing Base" as set forth in Section 1.13 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

             "'Borrowing Base' shall mean at any time:

                  (a) the sum of:

                           (i) eighty-five percent (85%) of the Net Amount of
                  the Eligible Accounts of Borrowers, provided that Revolving Loans made in respect of Eligible Accounts that are Foreign Accounts shall not exceed $20,000,000, plus

                           (ii) the lesser of

                                    (A) the sum of

                                             (1) solely with respect to Total
                                    Tec and until such time Administrative Agent conducts the next regularly scheduled appraisal of Inventory, thirty-five percent (35%) multiplied by the Value of Eligible Inventory of Total Tec, plus

                                             (2) with respect to all Borrowers
                                    but excluding Total Tec during such time
                                    Total Tec's advance rate on its Eligible
                                    Inventory is determined in accordance with clause (a)(ii)(A)(1) above, the lower of (y) fifty percent (50%) multiplied by the Value of Eligible Inventory of such Borrowers, or
                                    (z) eighty-five percent (85%) of the Net
                                    Recovery Percentage multiplied by the Value of Eligible Inventory of such Borrowers, or

                                    (B) the Inventory Loan Limit, minus

                  (b) reserves to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof, minus

                  (c) the Dilution Reserve, minus

                  (d) the Priority Payables Reserve, minus

                  (e) the Bank Products Reserve, minus

                  (f) all other reserves (including, without limitation, reserves with respect to security interests or liens of third parties permitted hereunder or in connection with litigation) which Administrative Agent may, in good faith, deem necessary or desirable to maintain, including, without limitation, reserves for any amounts which Administrative Agent or any Lender may need to pay in the future for the account of any Borrower or Guarantor. Without limiting the reserves Administrative Agent may establish, Administrative Agent may establish reserves for (u) payments owing to RSA and its Affiliates, whether under the RSA Note or otherwise, (v) payments that may become due and payable by any Borrower under any foreign exchange contract upon the commencement of any foreign exchange contracts, (w) any exposure of any Borrower on account of settlements on foreign exchanges, (x) daylight overdrafts on foreign exchanges, (y) past due trade payables, and (z) book overdrafts and held checks. "

         (c) The definition of "Eurodollar Rate Margin" as set forth in Section
1.43 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

             "'Eurodollar Rate Margin' shall mean (a) two and one-quarter percent (2.25%) if the average daily principal balance of Revolving Loans during the immediately preceding calendar month is equal to or less than $60,000,000, (b) two and one-half percent (2.5%) if the average daily principal balance of Revolving Loans during such period is in excess of $60,000,000 but less than or equal to $120,000,000, and (c) two and three-quarter percent (2.75%) if the average daily principal balance of Revolving Loans during such period is in excess of $120,000,000 but less than or equal to $160,000,000. If the Borrower Agent completes an offering of its equity securities in which the net proceeds are at least $50,000,000 (which for purposes of this definition, such amount of net proceeds shall not include any amount of proceeds distributed by Borrower Agent to any other Person that is not a Borrower hereunder, as permitted pursuant to the terms of this Agreement), Borrowers may request that Lenders reduce the Eurodollar Rate Margin by up to one-quarter of one percent (0.25%). Lenders may, subject to Section 3.3(d), accede to or refuse such request in their sole discretion."

         (d) The definition of "Final Maturity Date" as set forth in Section
1.49 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

             "'Final Maturity Date' shall mean May 31, 2005."

         (e) The definition of "Interest Period" as set forth in Section 1.58 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

             "'Interest Period' shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3), or six (6) months duration as a Borrower (or Borrower Agent on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided that no Borrower (and Borrower Agent on behalf of such Borrower) may elect an Interest Period which will end after the last day of the then-current term of this Agreement."

         (f) The definition of "Inventory Loan Limit" as set forth in Section
1.62 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

             "'Inventory Loan Limit' shall mean $80,000,000."

         (g) The definition of "Prime Rate Margin" as set forth in Section 1.78 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

             "'Prime Rate Margin' shall mean (a) zero percent (0%) if the average daily principal balance of Revolving Loans during the immediately preceding calendar month is equal to or less than $60,000,000, (b) one-quarter of one percent (0.25%) if the average daily principal balance of Revolving Loans during such period is in excess of $60,000,000 but less than or equal to $120,000,000, and (c) one-half of one percent (0.5%) if the average daily principal balance of Revolving Loans during such period is in excess of $120,000,000 but less than or equal to $160,000,000. If the Borrower Agent completes an offering of its equity securities in which the net proceeds are at least $50,000,000 (which for purposes of this definition, such amount of net proceeds shall not include any amount of proceeds distributed by Borrower Agent to any other Person that is not a Borrower hereunder, as permitted pursuant to the terms of this Agreement), Borrowers may request that Lenders reduce the Prime Rate Margin by up to one-quarter of one percent (0.25%). Lenders may, subject to
             Section 3.3(d), accede to or refuse such request in their sole discretion."

         (h) The definition of "Revolving Loan Commitment" as set forth in
Section 1.88 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

             "'Revolving Loan Commitment' shall mean, at any time, as to each Lender, the principal amount set forth below designated as the Revolving Loan Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.6 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as 'Revolving Loan Commitments':

                                                                REVOLVING LOAN
                                  LENDER                          COMMITMENT                  PRO RATA SHARE
                     ---------------------------------- ------------------------------- -----------------------------
                     Congress Financial Corporation              $50,000,000                      31.250%
                     (Western)

                     The CIT Group /Business Credit,             $35,000,000                      21.875%
                     Inc.

                     Bank of America, N.A.                       $30,000,000                      18.750%

                     PNC Bank, national association              $25,000,000                      15.625%

                     LaSalle Business Credit, Inc.               $20,000,000                      12.500%


         (i) The definition of "Revolving Loan Limit" as set forth in Section
1.89 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

             "'Revolving Loan Limit' shall mean $160,000,000."

         (j) The term "Total Tec" shall be added to Section 1 of the Loan Agreement in alphabetical order and shall read in its entirety as follows:

             "'Total Tec' shall mean Total Tec Systems, Inc., a New Jersey corporation."

2. Early Termination Fee and Waiver of Early Termination Fee.

         (a) The first sentence of Section 3.3(d) of the Loan Agreement shall be amended and restated in its entirety to read as follows:

             "(d) If for any reason this Agreement is terminated prior to the Final Maturity Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Administrative Agent's and Lenders' lost profits as a result thereof, Borrowers agree to pay to Administrative Agent, for the benefit of Lenders based upon their respective Pro Rata Shares, upon the effective date of such termination an early termination fee equal to (i) one percent (1.0%) of the Revolving Loan Limit if the effective date of such termination is on or prior to May 31, 2004, and (ii) one-half of one percent (0.5%) of the Revolving Loan Limit if the effective date of such termination is after May 31, 2004 but before November 30, 2004. The parties acknowledge and agree that no early termination fee is due if any such termination occurs on the Final Maturity Date."

         (b) Clause (A)(3) of Section 3.3(d) of the Loan Agreement shall be amended and restated in its entirety to read as follows:

             "(3) a refinancing by First Union National Bank (or its successors), if such refinancing occurs after Borrower Agent has completed a sale of its equity securities resulting in net proceeds of at least $50,000,000 (which for purposes of this section, such amount of net proceeds shall not include any amount of proceeds distributed by Borrower Agent to any other Person that is not a Borrower hereunder, as permitted pursuant to the terms of this Agreement) and Lenders have refused a request by Borrowers to reduce the Prime Rate Margin and the Eurodollar Rate Margin by up to one-quarter of one percent (0.25%), or"

3. Conditions Precedent. The following shall be added as Section 4.3 of the Loan
Agreement:

             "4.3 Conditions Precedent to Total Tec becoming a Borrower and to Initial Revolving Loans and Letter of Credit Accommodations to Total Tec. Each of the following is a condition precedent to Total Tec becoming a Borrower and Administrative Agent and Lenders making the initial Revolving Loans and providing the initial Letter of Credit Accommodations hereunder to Total Tec:

                  (a) Administrative Agent shall have received, in form and
             substance satisfactory to Administrative Agent, all releases, terminations and such other documents as Administrative Agent may request, including, but not limited to, (i) UCC termination statements for any UCC financing statements previously filed against Total Tec, except for those security interests and liens set forth on Schedule 8.4 hereof; and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by Total Tec in favor of any Person, in form acceptable for recording with the appropriate Governmental Authority;

                  (b) all requisite corporate action and proceedings in
             connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Administrative Agent, and Administrative Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Administrative Agent may have requested in connection therewith, such documents where requested by Administrative Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation of Total Tec certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of Total Tec as is set forth herein and such document as shall set forth the organizational identification number of Total Tec, if one is issued in its jurisdiction of incorporation);

                  (c) no material adverse change shall have occurred in the
             assets, business or prospects of Total Tec since the date of Administrative Agent's latest field examination, and no change or event shall have occurred which would impair the ability of Total Tec to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Administrative Agent or any Lender to enforce the Obligations or realize upon the Collateral, as it pertains to Total Tec;

                  (d) Administrative Agent shall have completed a field review of the Records and such other information with respect to the Collateral, as it pertains to Total Tec, as Administrative Agent may require to determine the amount of Revolving Loans available to Total Tec, the results of which shall be satisfactory to Administrative Agent;

                  (e) Administrative Agent shall have received, in form and
             substance satisfactory to Administrative Agent, all required consents, waivers, acknowledgments and other agreements from third persons which Administrative Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral, as it pertains to Total Tec, or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, a Collateral Access Agreement, with respect to Total Tec's premises located at 2 Gourmet Lane, Edison, New Jersey 08837;

                  (f) Total Tec shall have established the Blocked Accounts and
             Administrative Agent shall have received, in form and substance reasonably satisfactory to Administrative Agent, all agreements with the depository banks and Total Tec with respect to such Blocked Accounts as Administrative Agent may require pursuant to
             Section 6.3 hereof, duly authorized, executed and delivered by such depository banks and Total Tec;

                  (g) Administrative Agent shall have received evidence, in form and substance satisfactory to Administrative Agent, that Administrative Agent has, for the benefit of the Lenders, a valid perfected first priority security interest in all of the Collateral, as it pertains to Total Tec;

                  (h) Administrative Agent shall have received and reviewed lien and judgment search results for the jurisdiction of incorporation of Total Tec, the jurisdiction of the chief executive office of Total Tec and all jurisdictions in which assets of Total Tec are located, which search results shall be in form and substance satisfactory to Administrative Agent;

                  (i) Administrative Agent shall have received evidence of
             insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Administrative Agent, and certificates of insurance policies and/or endorsements naming Administrative Agent as loss payee, for the benefit of the Lenders;

                  (j) Administrative Agent shall have received, in form and
             substance satisfactory to Administrative Agent, such opinion letters of counsel to Total Tec with respect to the Financing Agreements and such other matters as Administrative Agent may request;

                  (k) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Administrative Agent, in form and substance satisfactory to Administrative Agent; and

                  (l) Administrative Agent shall have received a certificate from the President of Total Tec, in form and substance satisfactory to Administrative Agent, (i) confirming that Total Tec has received copies of this Agreement and the other Financing Agreements, together with such other documents and information as it has deemed appropriate to make its own decision to enter into this Agreement and the other Financing Agreements; (ii) appointing and authorizing the Borrower Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Financing Agreements as are delegated to Borrower Agent by the terms hereof, together with such powers as are reasonably incidental thereto;
             (iii) agreeing that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the Financing Agreements are required to be performed by it as a Borrower hereunder, and (iv) attesting that the representations and warranties contained in this Agreement and the other Financing Agreements are true and correct in all material respects, except as disclosed by Total Tec on schedules attached thereto." -

4. Collection of Accounts.

         (a) Section 6.3(a) of the Loan Agreement shall be amended and restated in its entirety to read as follows:

             "(a) Each Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Administrative Agent may specify, with such banks as are reasonably acceptable to Administrative Agent into which Borrowers shall promptly deposit and direct their respective account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance reasonably satisfactory to Administrative Agent, providing that all items received or deposited in the Blocked Accounts are the property of Administrative Agent, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that with respect to the Blocked Accounts, the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into such Blocked Accounts to such bank account of Administrative Agent as Administrative Agent may from time to time designate for such purpose ("Payment Account"); provided, however, that so long as the Excess Availability of Borrowers is equal to at least the greater of (i) fifteen percent (15%) of Borrowing Base or
             (ii) $15,000,000, and no Event of Default has occurred and is continuing, such funds will not be transferred to the Payment Account and the Borrower owning any such funds will be entitled to withdraw those funds from the Blocked Accounts for its own account. Each Borrower agrees that if the Excess Availability of Borrowers is less than the greater of (i) fifteen percent (15%) of Borrowing Base or (ii) $15,000,000, or an Event of Default has occurred and is continuing, then all payments made to such Blocked Accounts or other funds received and collected by Administrative Agent or any Lender, whether in respect of the Accounts, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Administrative Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Administrative Agent and Lenders to the extent of the then outstanding Obligations."

         (b) Section 6.3(c) of the Loan Agreement shall be amended and restated in its entirety to read as follows:

             "(c) If the Excess Availability of Borrowers is less than the greater of (i) fifteen percent (15%) of Borrowing Base or (ii) $15,000,000, or if an Event of Default has occurred and is continuing (and without limiting Administrative Agent's and Lenders' other rights and remedies on account of such Event of Default), each Borrower and all of its directors, employees, agents, Subsidiaries and other Affiliates shall, acting as trustee for Administrative Agent and Lenders, receive, as the property of Administrative Agent and Lenders, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Administrative Agent and in no event shall the same be commingled with a Borrower's own funds. Each Borrower agrees to reimburse Administrative Agent and Lenders on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Administrative Agent or any Lender's payments to or indemnification of such bank or person in connection with such Blocked Account or any amounts received therein or transferred therefrom in accordance with any Blocked Account Agreement. The obligation of Borrowers to reimburse Administrative Agent and Lenders for such amounts pursuant to this
             Section 6.3 shall survive the termination of this Agreement."

5. Collateral Reporting. Section 7.1(a)(i) of the Loan Agreement shall be amended and restated in its entirety as follows:

                  "(i) (A) twice a month, as Administrative Agent may reasonably request, a schedule of sales made, credits issued and cash received for the immediately preceding period, and (B) once a month, on or before the tenth (10th) Business Day of the month (or more frequently as Administrative Agent may reasonably request, but not to exceed twice a month), a schedule of Inventory (separately showing Inventory covered by non-cancelable, non-returnable purchase orders and "end of life" Inventory, and the sales of such Inventory); provided that the schedules referenced in clauses (A) and (B) above will be provided on a weekly basis or more frequently as Administrative Agent may request if either (1) an Event of Default has occurred and is continuing, or (2) the Excess Availability is less than the greater of (y) fifteen percent (15%) of the Borrowing Base or (z) $15,000,000;"

6. Inventory Covenants. Clauses (d) and (e) of Section 7.3 of the Loan Agreement shall be amended and restated in its entirety as follows:

             "(d) Borrowers shall, at their expense, on a semi-annual basis, (or upon an Event of Default or if Borrowers' Excess Availability is less than the greater of (i) fifteen percent (15%) of the Borrowing Base or (ii) $15,000,000, once every two months or at such other time or times as Administrative Agent may request) deliver or cause to be delivered to Administrative Agent full written reports or appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Administrative Agent and by an appraiser reasonably acceptable to Administrative Agent, addressed to Administrative Agent and Lenders, and upon which Administrative Agent and Lenders are expressly permitted to rely, which appraisals shall employ the same methodology as in prior appraisals unless the appraiser justifies to Administrative Agent, in its sole discretion, the need to employ a different methodology; provided that Administrative Agent will make reasonable efforts to discuss any proposed change in methodology with Borrower Agent prior to its implementation, provided, further, that the failure to discuss such proposed change shall not invalidate such appraisal or limit the rights of Administrative Agent and Lenders to rely on such appraisal; (e) Borrowers shall, at their expense, on a semi-annual basis, (or upon an Event of Default or if Borrowers' Excess Availability is less than the greater of (i) fifteen percent (15%) of the Borrowing Base or (ii) $15,000,000, once every two months or at such other time or times as Administrative Agent may request) deliver or cause to be delivered to Administrative Agent written desktop appraisals as to Inventory (by product code as determined by the appraiser) in form, scope and methodology acceptable to Administrative Agent and by an appraiser reasonably acceptable to Administrative Agent, addressed to Administrative Agent and Lenders, and upon which Administrative Agent and Lenders are expressly permitted to rely, which appraisals shall employ the same methodology as in prior appraisals unless the appraiser justifies to Administrative Agent, in its sole discretion, the need to employ a different methodology; provided that Administrative Agent will make reasonable efforts to discuss any proposed change in methodology with Borrower Agent prior to its implementation; provided, further, that the failure to discuss such proposed change shall not invalidate such desktop appraisal or limit the rights of Administrative Agent and Lenders to rely on such desktop appraisal; provided, further, that the appraisals of Inventory as set forth herein and in clause (d) above shall be provided on an alternating basis, unless otherwise requested by Administrative Agent;"

7. Loans, Investments, Guarantees, Etc. The following shall be added as Section 9.10(m) of the Loan Agreement:

             "(m) without duplication of any amounts distributed in accordance with Section 9.11(d) hereof, equity investments by Borrower Agent into Persons other than Borrowers in an amount not to exceed in the aggregate, at any one time, fifty percent (50%) of the net proceeds received from the sale of Capital Stock made pursuant to Section 9.7(b)(iv) hereof, so long as no Event of Default has occurred and is continuing or would result therefrom."

8. Dividends and Redemptions. The following shall be added as Section 9.11(d) of the Loan Agreement:

             "(d) without duplication of any amounts distributed in accordance with Section 9.10(m) hereof, dividends by Borrower Agent not to exceed in the aggregate, at any one time, fifty percent (50%) of the net proceeds received from the sale of Capital Stock made pursuant to Section 9.7(b)(iv) hereof, so long as no Event of Default has occurred and is continuing or would result therefrom."

9. Financial Covenants. Section 9.13 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

   "9.13 Financial Covenants. Borrower Agent shall at all times maintain Consolidated Net Worth of not less than the sum of $117,500,000, which amount shall be increased by $1 for each $1 Borrower Agent distributes to Persons other than a Borrower pursuant to Sections 9.10(m) or 9.11(d) hereof, from the net proceeds received from the sale of Capital Stock made pursuant to
   Section 9.7(b)(iv) hereof."

10. Term. Section 13.1(a) of the Loan Agreement shall be amended and restated in its entirety to read as follows:

                  "(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the Final Maturity Date, unless sooner terminated pursuant to the terms hereof. Upon the effective date of termination of this Agreement and the Financing Agreements, Borrowers and Guarantor shall pay to Administrative Agent, for the ratable benefit of Lenders, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Administrative Agent, for the ratable benefit of Lenders (or at Administrative Agent's option, a letter of credit issued to Administrative Agent for the ratable benefit of Lenders and at Borrowers' expense, in form and substance satisfactory to Administrative Agent, by an issuer acceptable to Administrative Agent and payable to Administrative Agent as beneficiary, for the ratable benefit of Lenders), in such amounts as Administrative Agent determines in good faith are reasonably necessary to secure Administrative Agent and Lenders from loss, cost, damage or expense, including reasonable attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Administrative Agent and Lenders have not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Administrative Agent, as Administrative Agent may, in its discretion, designate in writing to Borrower Agent for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the bank account designated by Administrative Agent are received in such bank account later than 10:30 a.m. California time."

11. Conditions to Effectiveness. The effectiveness of this First Amendment is subject to the receipt by Administrative Agent or the completion by Borrowers of the following:

    (a) Counterparts of this First Amendment, executed by each of the parties hereto;

    (b) Borrowers have paid Administrative Agent, for the Pro Rata Share of each Lender, an extension and modification fee of $400,000; and

    (c) Counterparts of that certain Side Letter, dated as of the date hereof, and entered into by and among Congress Financial Corporation (Western), The CIT Group/Business Credit, Inc., Bank of America, N.A., PNC Bank, national association, LaSalle Business Credit, Inc., California Bank & Trust and Comerica Bank, executed by each of the parties thereto.

12. Guarantor's Acknowledgement. The Guarantor hereby acknowledges and consents to the terms, conditions and provisions of this First Amendment and to the transactions contemplated hereby. In addition, the Guarantor hereby reaffirms its obligations under its Guarantee, dated as of May 14, 2001, delivered to Lender in connection with the Loan Agreement, and agrees that it is and shall remain responsible for the obligations of Borrowers under the Loan Agreement as amended by this First Amendment.

13. Representations and Warranties. Each Borrower reaffirms that the representations and warranties made to Lenders and Administrative Agent in the Loan Agreement and other

Financing Agreements are true and correct in all material respects as of the date of this First Amendment as though made as of such date and after giving effect to this First Amendment. In addition, each Borrower makes the following representations and warranties to Lenders and Administrative Agent, which shall survive the execution of this First Amendment.

             (a) The execution, delivery and performance of this First Amendment are within each Borrower's powers, have been duly authorized by all necessary actions, have received all necessary governmental approvals, if any, and do not contravene any law or any contractual restrictions binding on each Borrower.

             (b) This First Amendment is the legal, valid and binding obligation of each Borrower enforceable against each Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally.

             (c) No event has occurred and is continuing, after giving effect to this First Amendment, which constitutes an Event of Default under the Loan Agreement or any other of the Financing Agreements, or would constitute such an Event of Default but for the requirement that notice be given or time elapse or both.

14. Continuing Effect of Financing Agreements. To the extent of any inconsistencies between the terms of this First Amendment and the Loan Agreement, this First Amendment shall govern. In all other respects, the Loan Agreement and other Financing Agreements shall remain in full force and effect and are hereby ratified and confirmed.

15. References. Upon the effectiveness of this First Amendment, each reference in any Financing Agreements to "the Agreement", "hereunder," "herein," "hereof," or of like import referring to the Loan Agreement shall mean and be a reference to the Loan Agreement as amended hereby.

16. Governing Laws. This First Amendment, upon becoming effective, shall be deemed to be a contract made under, governed by, and subject to, and shall be construed in accordance with, the internal laws of the State of California.



[signature pages to follow]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Amendment as of the date first set forth above, to become effective in the manner set forth above.

"BORROWERS"                                   "GUARANTOR"

BELL MICROPRODUCTS INC.                       BELL MICROPRODUCTS CANADA INC.


By:                                           By:
   --------------------------------------        -------------------------------
Name:                                         Name:
      -----------------------------------          -----------------------------
Title:                                        Title:
       ----------------------------------           ----------------------------

                                              "ADMINISTRATIVE AGENT AND LENDER"

BELL MICROPRODUCTS - FUTURE TECH,             CONGRESS FINANCIAL
INC.                                          CORPORATION (WESTERN)

By:                                           By:
   --------------------------------------        -------------------------------
Name:                                         Name:   Gary Whitaker
      -----------------------------------     Title:   Vice President
Title:
       ----------------------------------

                                              "LENDERS"

RORKE DATA, INC.                              BANK OF AMERICA, N.A.


By:                                           By:
   --------------------------------------        -------------------------------
Name:                                         Name:
      -----------------------------------          -----------------------------
Title:                                        Title:
       ----------------------------------           ----------------------------

BELL MICROPRODUCTS CANADA -                   THE CIT GROUP/BUSINESS CREDIT,
TENEX DATA ULC                                INC.

By:                                           By:
   --------------------------------------        -------------------------------
Name:                                         Name:
      -----------------------------------          -----------------------------
Title:                                        Title:
       ----------------------------------           ----------------------------

                                              PNC BANK, national association


                                              By:
                                                 -------------------------------
                                              Name:
                                                   -----------------------------
                                              Title:
                                                    ----------------------------

                                              LASALLE BUSINESS CREDIT, INC.


                                              By:
                                                 -------------------------------
                                              Name:
                                                   -----------------------------
                                              Title:
                                                    ----------------------------


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